Delisting Determination, The Nasdaq Stock Market, LLC, June 11, 2025, Altamira Therapeutics Ltd. The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Altamira Therapeutics Ltd. effective at the opening of the trading session on June 27, 2025. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).
The Company was notified of the Staff determination on September 30, 2024. On October 7, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On November 19, 2024, the hearing was held. On December 16, 2024, the Panel reached a decision and a Decision letter was issued on December 18, 2024. On December 20, 2024, the Panel issued a modified decision and decided to suspend the Company from the Exchange.
The Company security was suspended on December 20, 2024.
The Staff determination to delist the Company securities became final on February 3, 2025.